UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 16, 2016

NL One Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-165538	26-4033740
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

50 Hill Crescent, Worcester Park, Surrey, England	KT4 8NA
(address of principal executive offices)	(zip code)

020 8049 2259
(registrant’s telephone number, including area code)

Not Applicable
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 11, 2016, Thomas DeNunzio of 780 Reservoir Avenue, #123, Cranston, RI 02910, our largest control shareholder of NL One Corporation (the “Registrant” or “Company”), entered into a Share Purchase Agreement (the “Agreement”) with Stansbridge Limited, (“Stansbridge”), a United Kingdom company with an address of 50 Hill Crescent, Worcester Park, Surrey, England, KT4 8NA. Pursuant to the Agreement, Mr. DeNunzio transferred to Stansbridge 324,008,000 shares of our common stock and 9,497,500 shares of our common stock to Diane Margaret Antonia-Lipman with an address of 130 Ridge Road, Sutton, Surrey, SM3 9LZ, United Kingdom in consideration of three hundred forty-five thousand dollars ($345,000). The agreement is attached as an exhibit 10.1 to this Form 8-K.

The description of the material terms of the aforementioned Agreement included in Items 5.01 and 5.02 of this Form 8-K is incorporated by reference into this Item.

Item 3.02 Unregistered Sales of Equity Securities.

On May 16, 2016, Thomas DeNunzio, the largest controlling shareholder of NL One Corporation, consummated a sale of 324,008,000 shares of our common stock pursuant to Regulation S and Section 4 (a) (2) of the Act for an aggregate purchase price of three hundred and forty-five thousand dollars ($345,000). Following the closing of the share purchase transaction, Stansbridge Limited owns approximately 92.87% interest in the issued and outstanding shares of our common stock. Stansbridge Limited is now our largest controlling shareholder of NL One Corporation.

Item 5.01 Change in Control of Registrant.

On May 16, 2016, Thomas DeNunzio, the largest controlling shareholder of NL One Corporation, consummated a sale of 324,008,000 shares of our common stock pursuant to Regulation S and Section 4 (a) (2) of the Act for an aggregate purchase price of three hundred forty-five thousand dollars ($345,000). Following the closing of the share purchase transaction, Stansbridge Limited owns approximately 92.87% interest in the issued and outstanding shares of our common stock. Stansbridge Limited is now our largest controlling shareholder of NL One Corporation.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

On May 16, 2016, Mr. Jeffrey DeNunzio resigned as our Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, President, and Director, such resignation of which is to be effective ten days after the filing and mailing of an Information Statement required by Rule 14f-1 under the Securities Exchange Act of 1934, as amended. The resignation was not the result of any disagreement with us on any matter relating to our operations, policies or practices.

On May 16, 2016, Mr. Paul Moody resigned as our Secretary, such resignation of which is to be effective ten days after the filing and mailing of an Information Statement required by Rule 14f-1 under the Securities Exchange Act of 1934, as amended. The resignation was not the result of any disagreement with us on any matter relating to our operations, policies or practices.

On May 16, 2016, Mr. Gary Richard Brown was appointed as Chief Executive Officer, Chief Financial Officer, President, and Director. Mr. Gary Richard Brown was appointed as Chief Executive Officer, Chief Financial Officer, President, and Director to hold such office ten days after the filing and mailing of an Information Statement required by Rule 14f-1 under the Securities Exchange Act of 1934, as amended.

Mr. Gary Richard Brown, Age 45, Chief Executive Officer, Chief Financial Officer, President, Director

Background of Mr. Gary Richard Brown:

Mr. Brown has 20 years of experience in the housing industry, from insurance and construction through to real estate and house cladding. He spent his early career working in the insurance industry specializing in pensions and life assurance as well as general insurance for both Legal and General (from 1987 to 1991) and Pearl Assurance (from 1992 to 1993). Mr. Brown joined his family's construction business, R. A. Brown Builders in 1993 where he was operations manager for three years before taking on the position of branch manager of Firestone Estate Agents, a position he held for eight years.

Between 2004 and 2007, Mr. Brown was a director at Trade imports UK Ltd, a company specializing in the importation of consumer goods. In 2012, Mr. Brown incorporated Complete Hygiene Ltd, a specialist cladding company that prides itself on supplying top quality anti-microbial PVC cladding to the UK market, of which Mr. Brown is a 50% shareholder and managing director.

As of the date of this filing, there has not been any material plan, contract or arrangement (whether or not written) to which any of our officers or directors are a party in connection with their appointments at NL One Corporation

ITEM 9.01. Financial Statements and Exhibits.

  None
  Exhibits

NUMBER	EXHIBIT

10.1	Share Purchase Agreement between Thomas DeNunzio, Stansbridge Limited and Diane Margaret Antonia- Lipman dated May 11, 2016.
10.2	Officer and Director Resignation Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NL One Corporation

Dated: May 18, 2016	/s/ Jeffrey DeNunzio
Jeffrey DeNunzio
Chief Executive Officer